Exhibit 99.2

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EDITED TRANSCRIPT

WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

EVENT DATE/TIME: AUGUST 08, 2012 / 01:00PM GMT

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Collier Willbros Group, Inc. - VP, IR

Randy Harl Willbros Group, Inc. - CEO, President

Van Welch Willbros Group, Inc. - EVP, CFO, Treasurer

CONFERENCE CALL PARTICIPANTS

Matt Tucker KeyBanc Capital Markets - Analyst

John Rogers D.A. Davidson & Co. - analyst

Jase Scott Johnson Rice & Company - Analyst

Brandon Verblow UBS - Analyst

Dan Mannes Avondale Partners - Analyst

AJ. Strasser Cooper Creek Partners - Analyst

Andrew Buscaglia Credit Suisse - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Willbros Group Second Quarter Earnings Conference Call. During today’s presentation, all participants will be in a listen-only mode. Following the presentation the conference will be open for questions. (Operator Instructions). This conference is being recorded today, Wednesday, August 8th, 2012. At this time, I would like to turn the conference over to Michael Collier, Vice President of Investor Relations. Please go ahead, sir.

Mike Collier - Willbros Group, Inc. - VP, IR

Thank you, Operator. Good morning, everyone. Thanks for joining us this morning to review Willbros second quarter results. In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer, and Van Welch our Chief Financial Officer.

This conference call is being broadcast live over the internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, Willbros.com.

A replay will also be available through the phone number provided by the Company in yesterday’s press released. Information reported on this call speaks only as of today, August 8th, 2012, and therefore, you are advised that time-sensitive information may no longer be accurate at the time of any replay.

Comments today containing forward-looking statements, All statements other than statements of historical facts, which address activities, events or developments a company expects or anticipates, will or may occur in the future are forward-looking statements.

A number of risks and uncertainties to cause actual results to differ materially from these statements. These risk factors are described in yesterday’s press release, and in the Company’s documents and reports filed with the SEC. The company assumes no obligation to update publically such forward-looking statements, whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers, reconciliations and related information are in our press release of August 7th, 2012, and on our website. And now I would like to turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros. Randy?

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group, Inc. - CEO, President

Thanks, Mike. In our press release, yesterday, we reported a second quarter loss from continuing operations of $4 million or $0.08 per share on revenue of $499.2 million. Van will provide details of our financial results in his prepared remarks.

But first, I would like to review our second quarter performance. During the second quarter, we generated operating income of $5.9 million compared to an operating loss of $10.6 million in the first quarter of 2012, and an operating income of $8.2 million in the second quarter of 2011.

Clearly, we did not meet the operating income guidance of $14 million to $16 million for the second quarter of 2012, which we provided with our first quarter results. The reason for this short fall is related to project execution challenges and project delays that were either beyond our control, or we were unable to fully mitigate.

Four projects negatively impacted our second quarter results. Two of those projects encountered problems during execution, and the other two projects were delayed, shifting anticipated revenue and income into future periods.

We have had an excellent performance record on cross country pipeline projects over the past four years. This record is the product of hard work to improve our systems, employ new and better technologies and establish efficient and highly capable teams. However, the Red River project encountered difficult conditions.

Primarily, dense rock formations, the extent of which were unforeseen when we bid this project. We subcontracted the ditch excavation to reduce the risk associated with an event like this. But our subcontractor’s slow progress coupled with the high incidence of dense rock on subsequent activities has impacted our scheduling cost and the project is currently in a loss position.

We also encountered similar soil conditions in a facilities project in Canada, which impacted piling cost and schedule, and forced this project into a loss position. We have booked all the additional costs, currently, in our estimate to complete in the second quarter. We are currently underway on a delayed pipeline project in south Louisiana, previously designated to start early in the second quarter.

On a similarly delayed Canadian project, site conditions have resulted in a change to our planned mobilization date. We are in discussions with our client regarding the impact of this delay. In the aggregate, these four projects reduced our operating income by approximately $14.4 million, and were the primary reason we did not meet the operating income guidance.

On the positive side, in our utility T&D segment, the Texas CREZ work continues to anchor our southwest operations, and we are seeing improvement, as expected, in our distribution operations in Texas. We believe the management changes we made starting in the first quarter drove the meaningful performance improvement in this business.

We are now implementing management changes and other elements of the plan we have developed to turn around the Hawkeye Transmission and Distribution businesses in the northeast. The balance of our eastern utility T&D operations made a positive contribution in the second quarter. Our oil and gas segment has a positive outlook with most of its construction capacity booked for the remainder of 2012.

We expect an improved fourth quarter as compared to last year. The segment continues to realize expected levels of performance from EPC projects and professional services, including both upstream and downstream engineering and integrity services. Our book-to-bill ratio remains positive, and backlog is up for both the 12-month outlook and in total.

The entire organization is focused on improving execution and reducing our risk. Now Van will discuss the details of our second quarter results. Van?

Van Welch - Willbros Group, Inc. - EVP, CFO

Thanks, Randy and good morning, everyone. I will provide more color on the operating performance in each of our segments, starting with Utility T&D.

Our Utility T&D segment exceeded expectations for the second quarter by generating operating income of $8.4 million on revenue of $170.5 million.

Operating results improved in the second quarter due to better performance in our transmission and distribution businesses located in the southwest. Our southwest distribution business, or Willbros T&D, reported operating income in the second quarter for the first time since the acquisition of InfrastruX.

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

We project sustained improvement throughout the year in this unit. While we see some improvement in the distribution market, it is the management changes, productivity initiatives and more effective collaboration with our MSA clients that are driving the financial improvement in the southwest distribution business.

As Randy mentioned, we have recently begun making management changes in our northeast operations, as we implement our plan to improve both the cost structure and the utilization of resources.

Moving on to oil and gas

In our oil and gas segment, operating income is just above breakeven at $388,000 on revenue of $291.4 million.

We had expected better results in the same quarter last year after adjustment for the unfavorable TransCanada $8.2 million settlement charge. If the two previously referenced pipeline projects had contributed to operating income as expected, the oil and gas segment operating income would have been $9.9 million higher.

While the impact of the Red River project loss, and the delay of the project in south Louisiana, have reduced this segment’s second quarter operating income significantly, our professional services businesses are meeting or exceeding our expectations and did offset some of the lost contract income.

Our downstream engineering unit, a previously under-performing business, produced operating income for the second consecutive quarter. Demand for our engineering services and related EPC services continues to be strong, and our tank services business is improving as evidenced by its performance on the ECHO terminal project.

Lastly, Canada.

In our Canada segment, we reported an operating loss of $2.9 million on revenue of $37.4 million in the second quarter.

We had expected results slightly below our prior year, same quarter results of $3.3 million of operating income on revenue of $32.7 million. As previously mentioned, Canada’s results were lower due to one loss project that failed to deliver the expected second quarter contract income and another project which was delayed by the client.

The combined contract income shortfall was approximately $4.6 million. Also, negatively impacting Canada’s results is the level of business in the second quarter. The $37.4 million quarterly revenue represents an annualized run rate of approximately $150 million.

We have built and are incurring the cost of an infrastructure that is capable of an annual revenue run rate closer to $300 million. The current MSA business is profitable and provides a platform for additional growth.

While clients have exhibited caution in awarding new work due to resource constraints and delays associated with engineering and materials, (witness the delay I just mentioned, which was driven by the client.) Canada’s $110 million second quarter backlog addition adds emphasis to the scope of potential work. Backlog we have booked, and the anticipated prospects we have identified are expected to drive top line revenue growth to fully utilize the infrastructure that is currently in place.

There are resource challenges in Canada, but we believe we can build a larger, profitable business by leveraging our existing core skill sets in maintenance and construction of HTTL and API and storage tanks. June 30, 2012, Willbros reported total backlog from continuing operation at $2.4 billion compared to $2.2 billion at December 31st, 2011.

We have experienced quarterly increases in both the first and second quarters. Our 12-month backlog levels continue to grow, and as of June 30th was up $312 million or 36% to $1.2 billion in the first half of 2012.

The major increases in backlog were in the Oil & Gas and Canada segments, which increased over 47% and 62% respectively, from the end of last year. While we did experience an execution issue on a pumping station project in Canada, the new backlog is for additional hydro transport tailings lines, HTTL work, which is one of our core competencies.

Additionally, the high drilling activity in the unconventional producing areas in the US has produced significant demand for liquids transport and storage. Particularly in the south Texas and Gulf Coast regions, our regional delivery business has benefited from higher than anticipated levels of work.

We have booked both pipeline and tank construction projects, which we expect will provide high utilization through the end of the year. Our 2012 capital budget remains at $28.4 million of which $8.3 million was spent through the second quarter.

We expect capital spending to increase as our business goes through our normal and mid-year seasonal expansion. We estimate the full year depreciation and amortization expense to be $50.8 million including $15.6 million in intangible amortization.

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Before I discuss liquidity, I have a few comments on our current tax position. We reported a second quarter continuing operations pre-tax loss of $2.4 million; however, we recognized a tax expense of $1.3 million.

We did not recognize a tax benefit of $500,000 on our US. losses due to a valuation allowance placed on the recognition of our tax assets, primarily comprised of NOL’s. Looking forward, upon demonstrating sustainable, annual taxable income which will fully utilize our tax assets, we will remove the valuation allowance.

Now, liquidity.

From a liquidity standpoint, at June 30, 2012, we had $38.5 million of cash and cash equivalents and access to $25 million in cash under the revolver included in our credit facility.

In the second quarter of 2012 the Company paid down the term loan by an additional $16.7 million. These funds came primarily from the sale of equipment from the discontinued Canadian cross-country pipeline construction business. The June 30, 2012 term loan balance is $129.2 million.

We have now reduced our term loan by over $170 million in the past 18 months, and $46.7 million in the first six months of 2012, which is in line with our full year debt reduction guidance. Our cash provided by operations for the second quarter was $9.3 million as compared to $73.4 million in the second quarter of 2011, which included the favorable impact of the $61 million TransCanada facilities dispute settlement. Second quarter operating cash flow was negatively impacted by the four previously referenced projects. After June 30, 2012, our credit facility became current, thereby limiting our letters of credit to the remaining term with the facility.

However, most of the letters of credit are for short-term projects, and we do not anticipate this will negatively impact our business. We are currently meeting with our lender group to renew our existing credit facility. Lastly, looking forward, as evidenced by a growing 12-month backlog, our projected 2012 revenue is trending upward.

We now expect to be at the high end of the guidance range of $1.7 billion to $1.9 billion that we previously provided. Operator, we will now take our questions.

QUESTION AND ANSWER

Operator

Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. (Operator Instructions). We ask that you limit yourself to one question and one follow-up and re-queue for any additional questions. Our first question is from the line of Matt Tucker with KeyBanc Capital Markets. Please go ahead.

Matt Tucker - KeyBanc Capital Markets - Analyst

Hi, good morning. Thank you for taking my questions. First question is on the two loss making projects in the quarter. Can you give us a sense for how much in backlog you still have related to those projects, and when they are expected to be completed?

Van Welch - Willbros Group, Inc. - EVP, CFO

Sure, Matt. This is Van. They — as of June 30th, both of those projects were about in the mid-60% or so complete. We do — if you looked at it today, one of those projects is about 79% complete, and the other one is about 90% complete, and we are anticipating that both of those projects will be completed during Q3.

Randy Harl - Willbros Group, Inc. –CEO, Pres

In fact, Matt, we expect them to complete near the end of August, so I think we are well down the road and have a very good handle on what the expected cost will be.

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Matt Tucker - KeyBanc Capital Markets - Analyst

Okay. Great. And just a follow-up to that, could you give us the kind of break down of within that $14.4 million in low operating income? How much was related to each of these projects?

Van Welch - Willbros Group, Inc. - EVP, CFO

Let me take the loss projects first. One of the loss projects was about an $8 million impact on Q2. That was the one associated in the oil and gas segment. The other loss project was about a $3 million impact. That was the one associated with Canada. So approximately about $11 million impact associated with the loss projects. The delayed projects had about a $3.5 million roughly impact on the Q2.

Operator

Thank you. Our next question comes from the line of John Rogers with D.A. Davidson. Please go ahead.

John Rogers - D.A. Davidson & Co. - analyst

Hi, good morning. First thing, in terms of your plans for debt reduction this year, what does this short-fall do to that?

Van Welch - Willbros Group, Inc. - EVP, CFO

I didn’t catch that last part, John.

John Rogers - D.A. Davidson & Co. - analyst

Van, you talked about goals for getting debt down this year, and I’m just wondering where you are relative to that plan, now.

Van Welch - Willbros Group, Inc. - EVP, CFO

Our previous guidance of $50 million to 100 million, That’s still where we are in terms of debt reduction.

John Rogers - D.A. Davidson & Co. - analyst

Okay. And do you expect to get there by year-end still?

Randy Harl - Willbros Group, Inc. - CEO, President

Yes. In fact, John if you look at where we are through Q2, we are just under $50 million. We are already right at the low end of the guidance.

John Rogers - D.A. Davidson & Co. - analyst

Okay. And then secondly, just in terms of the taxes, will you - if you get back to profitability in the second half, will you pay — will you book taxes now, or because of the NOL is not.

Van Welch - Willbros Group, Inc. - EVP, CFO

Yes, I think, John, looking — we are looking at 2012. We are going to have to do some sustained profitability before we eliminate that valuation allowance. But I think as we get through 2012, and we show profitability when we move into 2013, I think there — we will take a look at it, obviously, but that should give us an ability to look at that valuation, dropping that valuation allowance. Just to give you a little more color, we currently have about $35 million, $36 million, with the valuation allowance within our balance sheet, that could potentially have a dramatic impact as we go into 2013.

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Operator

Thank you. Our next question comes from the line of Marty Malloy with Johnson Rice & Company. Please go ahead.

Jase Scott - Johnson Rice & Company - Analyst

Good morning, guys. This is Jase Scott on for Marty. Thanks for taking my questions. First off, how have you all’s thoughts changed on full year operating income? Do you still expect all three segments to have positive operating income for the year or just T&D and oil and gas, just some more color there would be appreciated.

Van Welch - Willbros Group, Inc. - EVP, CFO

Yes, I think if you look at the segments, certainly the oil and gas and utility T&D, if you remove the loss projects in oil and gas, we anticipate to get back on track there in Q3, Q4. UTD, I think as we mentioned in the prepared remarks with the transmission business, and distribution business, especially in the southwest, I think we are going to continue to see a good performance there and end up at the end of the year, both of those in a profitable position. Canada is a little more problematic for us with the losses we had in Q2 and that delayed revenue spend that we talked about. I do anticipate the revenue spend is going to kick up in the latter half of the year, but to get to full year profitability will be more of a challenge in Canada than what we had previously hoped for.

Randy Harl - Willbros Group, Inc. - CEO, President

So, Jase, I think the way to think about it is like - Van’s teed it up exactly right. It is going to be a challenge. But we are seeing a very good market condition continue to develop. We had some delays on recognition of the income and revenue that we expected on the mine sites. That’s now been cleared, and we are expecting the revenue to really pick up on that existing work, and as Van pointed out in his remarks, That’s really the sweet spot of what we do. We booked over a $100 million of new business in Canada in the second quarter.

Our outlook there is to be able to, on a weighted basis, have the same kind of outlook as we go to Q3 and Q4. So the business is building there, and so we are seeing things that could happen in Q3 and Q4, that could pull that back up to a positive position. But I think it is important to take in consideration the delays that we’ve experienced so far have certainly created an uphill climb for us there. The rest of our business, I’m very optimistic given the backlogs we have there, the improved operating performance that we have seen in UTD. The combination of those two things make me very optimistic about how well we are going to perform in oil and gas, as well as UTD.

Jase Scott - Johnson Rice & Company - Analyst

All right. That’s very helpful. Following on those Canadian comments, what do bids outstanding look like there? And when do you think we can get to that $300 million annual revenue runrate that allows you to absorb the fixed costs?

Randy Harl - Willbros Group, Inc. - CEO, Pres

So Jase, going back on that, we have a good outlook there. We bid over $300 million in the first half of the year. Second quarter booked over $100 million. We are seeing that same robust bidding environment out there in the future. The delays that we have experienced are really associated with the amount of engineering and other work that is going on in Canada, and customers being cautious with how fast they move forward trying to control their risk based on what happened back in 2008.

I believe we are breaking that log jam. Again, depending on what happens, we could be very close by the time we get into the fourth quarter of that $300 million runrate. And as Van pointed out, we have built the machine to be able to take advantage of that kind of runrate, and really drive the profitability that we potentially see in Canada.

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group, Inc. - CEO, President

That increase in backlog that we booked now through Q2 is going to be a big engine to get us to that $300 million runrate for the rest of the year.

Operator

Thank you. Our next question is from the line of Steven Fisher with UBS. Please go ahead.

Brandon Verblow - UBS - Analyst

Good morning. This is Brandon Verblow for Steve. My first question is about the two projects that had customer delays. Are you going to look to recover any of the costs from the customer on those?

Randy Harl - Willbros Group, Inc. - CEO, President

Well, first of all the — one of those was permitting issues that the customer had. We have been covered for our costs associated with that one, and the project has started. On the second one, which is the Canadian project, again, that was more of a function of deliverables from the customers. The unavailability of the site, and yes, we expect to be compensated for that, and we are in discussions with the customer, now. So far it is a delay in starting the project, so we have control over a lot of the costs associated with that, since we are not going to go out there and build up a workforce and spend a lot of money. But it pushes the project execution into a more difficult period, and that we are negotiating with the customer to be compensated for that.

Brandon Verblow - UBS - Analyst

Okay. And my next question relates to the T&D margins. It was relatively strong this quarter, and I am just wondering in terms of your internal targets for that business, do you see this as a peak or with some of the improvements you were talking about, do you still expect to improve results there?

Randy Harl - Willbros Group, Inc. – CEO, Pres

Well, first of all, I think we are just now moving into the kind of performance we expect going forward. In Texas, we finally broke through to profitability in the distribution business, which had been a very large drag on the business. Last year, we lost more than $7 million on that business. And at this point in time, we are breaking through to profitability. I think in Texas, we are about, for the first half of the year, $7 million ahead of where we were at this time last year. We expect that to continue. As we look at the northeast, we put in a plan in the northeast to improve, primarily the Hawkeye of pipe — of business that we have there.

Unfortunately, we didn’t see the improvement in that Hawkeye business that we expected. I have made a management change there similar to the change we made in Texas, and I expect to see pretty immediate results from that business, as well. It continued to be a drag in Q2. So, even with that we saw much improved performance, primarily driven by the big improvement we saw in Texas, and a good contribution from our eastern region, which includes the Pittsburgh operation which focuses on activity associated with local distribution companies, as well as the Marcellus shale play, and our utility business in Richmond and Baltimore were very, very strong. So I expect we will see continued improvement as we move into Q3 and Q4.

Operator

Thank you. Our next question is from the line of Dan Mannes with Avondale Partners. Please go ahead.

Dan Mannes - Avondale Partners - Analyst

Good morning, everybody.

Mike Collier - Willbros Group, Inc. - VP, IR

Good morning, Dan.

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Dan Mannes - Avondale Partners - Analyst

A couple of quick follow-ups. Last quarter, you were nice enough to provide us kind of a look at Q2. I know things didn’t work out quite the way you wanted. But would you be able to give us qualitative or, even better yet, quantitative thoughts on how Q3 is shaping up, relative to last year, or relative to the second quarter.

Randy Harl - Willbros Group, Inc. - CEO, President

I think, Dan, as you know we don’t give full year guidance. We stepped out there a bit in Q2 trying to help you with that firm guidance we gave. As I’ve just described, we have had a couple of things happen to us that kept us from achieving that. For the most part though, things tracked the way we thought they would. I will just take you back to what we said about Q3 in the past. We expect it to be much improved over last year. We expected it to look a lot like what we expected the Q2 to look like. And so directionally, we should see significant improvement. We think that we have taken the pain on those couple of projects that caused us problems. I think our management changes in the UTD business will continue to show improvement there, and I think we have seen the bottom of Canada.

I think we will see the revenue start to pick up there. We have good, solid backlog in work, as Van pointed out, that we are very familiar with. Most of it is unit price work that we have a lot of experience with. We are putting a lot of the lump sum risk that we had behind us. In fact, most of that in the future is moving more toward unit price or cost reimbursable type work which reduces the risk we see. I am optimistic that we’re going to see a good improvement in Q3, and that the changes that we made last year to dampen the seasonality effect that we have had that lead to a much improved Q4 and Q1 versus previous years, will even get better this year.

Dan Mannes - Avondale Partners - Analyst

Got it. And then real quick, a question for Van. You mentioned you were talking to your lenders on your letter credit facility. Is that part of a broader discussion? Obviously, your debt is fairly expensive and you get a lot of it down. Is that part of a broader look at a refi, or a standalone discussion?

Van Welch - Willbros Group, Inc. - EVP, CFO, Treasurer

Well, I think we are certainly having general conversations with our bank group, but the biggest effort we have underway, currently, is to put that credit facility in a current status. There are other conversations that we are having along with our total debt structure.

Operator

Thank you. Our next question comes from the line of Jamie Cook with Credit Suisse. Please go ahead.

Andrew Buscaglia – Credit Suisse - Analyst

Hi, this is Andrew Buscaglia on behalf of Jamie Cook. Thanks for taking my question. I got a question on given the delays on a couple products this quarter. Just curious to hear your thoughts on what some of your customers are saying. Is there any concern to be worried about, any other delays in any other segments, or just kind of want to hear your thoughts, and what you are hearing out in the environment right now.

Randy Harl - Willbros Group, Inc. - CEO, President

I think, Andrew, the pipeline environment speaks for itself really, in terms of I don’t think we have entered this period of time in the past couple years with most of our pipeline construction capacity sold out. And that has returned to a very high level of activity, and as XL is out there on the horizon as it begins to happen, what we are hearing from our customers is we can expect that level of activity to increase as we head into next year. All of the liquids production that is happening in the liquids-rich plays has got to find its way to market. We are going to benefit from those plays, both in our tank construction business, our pipeline construction business, the EPC business in the upstream. What we’re hearing from our customers is that is going to continue to build and get stronger.

We are optimistic about that. As we look at the rest of our business segments, UTD, we are seeing improvement in the distribution side, primarily here in Texas. That has strengthened. Our customers are starting to think that a lot of the investment they made in capital construction and transmission over the past couple years will start

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

to shift a bit back to the distribution business, which will help us. We are still seeing a full book of business for that transmission construction business here in Texas. Not so much improvement in the northeast, but it is, at least, stable. And we are in position where we can control our costs, improve our operations and see that to continue to improve.

From a market standpoint in the US, I think it is generally improving. In Canada, that market continues to really be on fire. We have just been delayed a bit in terms of the piece of it that we expect to get. But I am not seeing any let up in that. From a market standpoint, I think that is all driving in a direction that really benefits Willbros. Our focus, again, is on improvement in the operations of the Company. It has not been an issue for us to be able to get the business that we need, to drive the business. It has been a function of can we effectively convert that revenue into positive cash and into income? And I believe that with the backlog that we are bringing in now, we have a stronger and stronger chance of being able to do that. Does that help?

Andrew Buscaglia – Credit Suisse - Analyst

That’s great. And actually you answered my follow-up so I will hop back in queue.

Operator

Thank you. Our next question is from the line of A.J. Strasser with Cooper Creek Partners. Please go ahead.

A. J. Strasser - Cooper Creek Partners - Analyst

Hi, gentlemen. Thanks for taking my question. Good morning to you.

Mike Collier - Willbros Group, Inc. - VP, IR

Good morning.

A. J. Strasser - Cooper Creek Partners - Analyst

Can you just maybe elaborate a little bit on Q3? I understand you don’t want to give quantitative guidance, but can you just give directional guidance? Maybe just starting in the oil and gas segment, how much of what plagued you in Q2 should continue into Q3?

Randy Harl - Willbros Group, Inc. - CEO, President

Well, as I said, I think a couple of points that are important about what plagued us in oil and gas, Red River project was really the biggest part of the story. It is now more than 90% complete. We have — we are almost at the point where we can start hydro test of the project. Good visibility. We are not expecting that to plague us in Q3. Unless something happens, and we are in the construction business and it can, it is unforeseen, and I think the probability that’s very low at this point in time. That won’t plague us, and all of the backlog that we have, should start to kick in and produce as expected.

There is nothing happening in the — with the projects that remain that would suggest we have the kind of risk that we took on Red River. And so oil and gas was — I don’t expect it. I think my comments on the utility transmission and distribution business, we expect very a strong performance from the transmission and the distribution side. We have made management changes at Hawkeye that we expect to start to change the direction of that business. We had — we lost quite a bit of money there last year. We expect to reduce that as we go into Q3 and Q4. In Canada, we are expecting a positive contribution from Canada in the second half of the year.

A. J. Strasser - Cooper Creek Partners - Analyst

Is it fair to say Q3 should be better than Q2, but not at levels maybe we saw last year?

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group, Inc. - CEO, President

No, I think that the way to think about that is we are expecting improvement over Q3 of last year. Let’s go back to Q3 of last year. We had a very strong performance from our oil and gas business, and Canada was included in that at the time. And you were expecting a strong performance from oil and gas again. The real problem — the thing that reduced Q3 last year from what we expected was an unfavorable performance from the UTD business, and we are not expecting that this year. We’ve got good visibility into Q3 and Q4 in UTD, and we are expecting it to be hitting mostly on all cylinders as we go into ,and on into Q4. We are expecting better performance than we had last year.

Operator

Thank you. Our next question is a follow-up question from the line of Matt Tucker with KeyBanc Capital Markets. Please go ahead.

Matt Tucker - KeyBanc Capital Markets - Analyst

Hi, guys. I was just hoping you could provide a little more color on your outlook on the pipeline side. Have you seen any kind of industry capacity tightening, better pricing as a result of that? Are you anticipating seeing that? And maybe if you can talk a little bit about what regions you are seeing the most activity in.

Randy Harl - Willbros Group, Inc. - CEO, President

Well, Matt, you know, it is still a competitive environment. I think a good way to think about it, instead of having 12 or 14 competitors on every offering, there’s five or six. So it is reduced some, but still competitive. So you always have to bid pretty aggressively. And I will point back to our track record over the last four years. We have been very, very successful at being able to identify our risk, develop excellent, excellent teams that are able to go out and deal with that risk, and be able to convert the as-bid margins as we took on the projects. And so when I look into the market place, I see it continuing to be competitive.

I think that will reduce, to some degree, especially if Keystone starts to get executed, the last half and into next year, that will take some of the pressure off on — I think, the competition side. It will put more pressure on resources, and so there will be a different issue to deal with. I think we are well prepared to be able to do it. Where we are seeing the most activity is a lot right here in Texas. As the Eagle Ford liquids find their ways to different markets, both on the pipeline side, as well as the tank terminal EPC side of our business. A lot of activity being driven from that. In other liquids rich plays in Texas and the surrounding states, driving those liquid lines to market. So… good, strong market.

A lot of good, long, identified projects out there with customers we have a good track record for — with. So I’m seeing the market continue to be robust, and I would say my anticipation is that the competition will decrease to some degree. We are able to, at this point, negotiate some work, and a year ago that wasn’t possible. So that is an indication that the customers are recognizing that the market is tightening a bit. We are also seeing a tremendous amount of activity in the Bakken, in other western plays out in the Permian Basin, continuing to see a very robust activity for our services. So not seeing anything in the market in terms of anything that would indicate that that is about to slow. So drilling is going to drive a lot of the activity that we have. But primarily, now we’re benefiting from the drilling associated with liquids. And the tremendous production that is a result of productive wells that are being developed in those liquids rich plays.

Matt Tucker - KeyBanc Capital Markets - Analyst

Thanks. That’s very helpful. And just as a follow-up to that, earlier this year, you guys had talked a lot about how the large diameter, long haul pipeline market was down last year and this year, as well, and a lot of the activity was shifting toward smaller projects and gathering worked, etc. Do you see that starting to shift back as we head into next year, even outside of Keystone, kind of a resurgence in the large pipeline opportunities?

Randy Harl - Willbros Group, Inc. - CEO, President

Matt, Keystone is really the big story for the larger diameter. The shift we are seeing is into less than 30-inch. There are a number of those 30-inch kinds of projects that are out there. We are in the middle of the mix. But compared to what we saw in 2008 and 2009, not so much. So the liquids lines we are seeing that are 30-inch aren’t typically the long ones, but there are a number of them out there. The numbers of miles of pipeline that are going to get built, next year, we expect that to be up, but we also expect it to be in the smaller sizes. We are still not seeing a lot of gas. So the 42-inches is really short. And I am not aware of any long haul 42-inch lines that are planned. So that shift we talked about earlier in the year, we see that continuing.

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Operator

Thank you. Our next question is a follow-up question from the line of John Rogers with D.A. Davidson. Please go ahead.

John Rogers - D.A. Davidson & Co. - analyst

Hi, thanks. Randy, just on the Red River pipeline project, was that a fixed price lump sum project?

Randy Harl - Willbros Group, Inc. - CEO, President

Yes, John. As you know we have a mixture of contracting forms, and for the most part our pipeline projects are some kind of unit price. We bid this project and have been bidding to this contract form for the past three or four years quite successfully. In an environment we are in, this is one where the customer pushed most of the risk across the table to the contractor community. Everybody was bidding with those risks in mind. We sat down and we identified the risk of rock in this contract as a significant one. So rock and weather turned out to be the biggest risk that we identified. We run our risk register, but bidding in a competitive environment, the contingency we were able to put on this is probably with a 70% probability of producing the profit we expected, not 90% or 100% or we wouldn’t have been able to win.

And so if you take the whole track record that we have had bidding in this environment to the same contract form, we have been, up to this point, very successful doing that. I think the right way to think about this is that the risk bands that we established weren’t wide enough. Had we made them wider, we probably wouldn’t have been successful. This was an early project that we needed to get our resourced utilization up, so we would have had quite a bit of fixed costs we would have had to absorb without this project. You are in the environment of trying to figure out how much can I put in any one of these bids? What are my costs going to be if I am not successful. And so it is always not quite as much as you want to put on it. But again, we have been very successful at being able to walk that line and be able to produce the results. In this case, the rock was so extensive, and there were other unknowns we encountered as we got onto the right of way that just increased our costs.

So even though we laid off a lot of the risk for the ditch to our subcontractor, I believe he planned a couple of rock saws for the project, ended up with about nine or ten. Production of the ditch was a lot slower than we expected. But also, every time we had a tie in, dealing with that hard rock increased the amount of time it took to be able to do it. The subsequent activities, downstream from even the ditch, turned out to be a lot more difficult, and so the productivity that we planned for the project just turned out to be a lot less. All of these projects get bid before — without perfect geotechnical information. The right-of-way is usually not even procured by the time you bid the project, so you don’t have access to it. And so this is one of those kinds of risks in the pipeline business that you have, but I would point to one project out of six or eight that we got it wrong on. And the track record for being able to identify and deal with these risks in our company is actually quite good.

John Rogers - D.A. Davidson & Co. - analyst

Looking at your remaining backlog, both in the pipeline and the Canadian segment, what is the mix there between fixed price and unit price —

Randy Harl - Willbros Group, Inc. - CEO, President

Let me make one comment, John, because I think it is worthwhile to consider. This is the only contract I’m aware of there wasn’t an adder for rock. Normally we have a unit price for rock that is not identified. This was — this is an anomaly in terms of the contract form that didn’t give us relief for that. So go ahead, Van.

Van Welch - Willbros Group, Inc. - EVP, CFO

John, if you look at the — I’m going to start with the 12-month backlog. If you look at that 12-month backlog figure about $1.2 billion, obviously the oil and gas segment by the nature of the work as Randy described them, the lump sum element of that is higher in oil and gas. There is about $260 million worth of lump sum at the end of June in that total. UTD, and one of the reasons we bought UTD was the MSA element and the more reimbursable nature, the T&M nature of that business. It only has about $40 million worth of lump sum activity. And Canada has about $90 million lump sum activity associated with that backlog at $630 [million]. When you look at the total backlog projected out, the percentages get a lot less because a lot of that look ahead from a total backlog standpoint comes from MSA work in the UTD segment.

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AUGUST 08, 2012 / 01:00PM GMT, WG - Q2 2012 Willbros Group, Inc. Earnings Conference Call

Operator

Thank you. The next question is from the line of Dan Mannes. It is a follow-up question with Avondale Partners. Please go ahead.

Dan Mannes -Avondale Partners - Analyst

Thanks. Just wanted to follow-up a little bit on your portfolio optimization. I think in the past you’d indicated in order to get to your debt paydown goals, there may be more divestitures. Is that still something that’s on the horizon, or given the improvement on these segment segments, have you backed off those plans?

Randy Harl - Willbros Group, Inc. - CEO, President

We are still looking at that, Dan. Nothing imminent, but we are still evaluating all of our business. but in particular, there is a couple that we’re taking a look at that could, that we may divest that would certainly contribute to further debt reductions.

Dan Mannes - Avondale Partners - Analyst

Okay. And then lastly, on your northeast transmission — or your northeast UTD business, are you currently bidding on new, large transmission projects, or has that been deemphasized a bit as you are working to improve profitability?

Randy Harl - Willbros Group, Inc. - CEO, President

You know, Dan, I think the right way to think about that is you have to do it geographically. Our transmission construction in the northeast is mostly in new England, and we are bidding on a number of small transmission projects to add to the Maine reliability project that we have with Central Maine Power. But most of that is in the $20 million or less range. So we have seen a number of those that have been on the radar screen. In Texas, you know, if you look at our engine here with Chapman. We have a full book of business through next year finishing the Texas CREZ work. We have identified some larger projects that will fit into the mix as we begin to wind down on that Texas CREZ work next year.

The success we are having with rebuilding the management team in Willbros T&D in Texas. We are looking at doing some of that work with additional crews that can come from that operation that we can bring into the company, so we have identified a nice set of business that we will start to bid starting later this year and into next year that will add to that pile. So right now the way to think about it is the runrate that we are on in transmission construction in Texas will remain or be better than what we experienced in Q2, all the way through 2013, and we are expecting to bid a number of things including other Texas CREZ work that will add to that backlog.

Dan Mannes - Avondale Partners - Analyst

Sounds good. Thanks.

Operator

Thank you. Ladies and gentlemen, I am showing no further questions at this time. This does conclude the Willbros Group’s Second Quarter Earnings Conference Call. We would like to thank you very much for your participation, today. You may now disconnect.

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